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                                                     Location: Las Vegas, Nevada
                                                     Entity No. 19454
                                                     Unit No.: 1140


                       HOWARD JOHNSON INTERNATIONAL, INC.
                               LICENSE AGREEMENT

        THIS LICENSE AGREEMENT ("Agreement"), dated May 9, 1996, is between HOWARD JOHNSON INTERNATIONAL, INC. a Delaware corporation ("we", "our" or "us"), and LEROY'S HOTEL CORPORATION, A SUBSIDIARY OF AMERICAN WAGERING, INC., a Nevada corporation ("you"). The definitions of capitalized terms are found in Appendix A. In consideration of the following mutual promises, the parties agree as follows:

    This transaction involves the transfer of an existing Chain Facility at the Location first granted to Bruyea-Pond Las Vegas, a general partnership ("Prior Licensee") in a License Agreement with us dated October 8, 1990 (the "Prior Agreement"). You assume and obligate yourself to peform any and all of the obligations (financial and otherwise) of the Prior Licensee under the Prior Agreement that is not paid or performed as of the date of this Agreement, including without limitation, the obligation to pay any unpaid Royalties, Marketing Contributions, Room Sales Charges or other amounts due us and to correct any uncured defaults other than as expressly superseded by this Agreement.

    1. License. We have the exclusive right to license and franchise to you the distinctive "Howard Johnson" System for providing transient guest lodging services. We grant to you and you accept the License, effective and commencing on the Opening Date and ending on the earliest to occur of the Term's expiration, a Transfer or a Termination. You will call the Facility a "Howard Johnson [Inn][Hotel][Plaza Hotel]." You may adopt additional or secondary designations for the Facility with our prior written consent, which we may withhold, condition, or withdraw on written notice in our sole discretion.

    2. International Operators Council, Inc. You are automatically a member of the INOC and are entitled to vote at its meetings on the basis of one Chain Facility, one vote. The purpose of the INOC will be to consider, discuss, and make recommendations on common issues relating to the operation of Chain Facilities. We will seek the advice and counsel of the INOC Board of Directors and its various committees. We will assist the INOC to function in a manner consistent with the best interests of the Chain, and to adopt its governing rules to be consistent with the best interests of the Chain.

    3. Your Improvement and Operating Obligations. Your obligations to improve, operate and maintain the Facility are:

    3.1 Improvements. You must select and acquire the Location and acquire, equip and supply the Facility in accordance with System Standards for entering conversion facilities. You must


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    begin improvement of the Facility no later than thirty (30) days after the
    Effective Date. The Facility must score 400 points (or equivalent) within ninety (90) days after the Effective Date and 425 points (or equivalent) within nine months after the Effective Date. All improvements will comply with System Standards, any Approved Plans, Schedule B and any Punch List attached to this Agreement. Your general contractor or you must carry the insurance required under this Agreement during renovation. If you do not commence or complete the improvement of the Facility by the dates specified in this Section 3.1, or the Facility does not meet the post-transfer quality assurance inspection standard, or complete the post-transfer improvements specified in the Punch List after the Effective Date, then we may, in our sole discretion; terminate this Agreement by giving written notice to you. Time is of the essence for the Improvement Obligation. We may, however, in our sole discretion, grant one or more extensions of time to perform any phase of the Improvement Obligation. The grant of an extension will not waive any other default existing at the time the extension is granted.

    3.2 Improvement Plans. You will create plans and specifications for the work described in Section 3.1 (based upon the System Standards and this Agreement) if we so request and submit them for our approval before starting improvement of the Location. We will not unreasonably withhold or delay our approval, which is intended only to test compliance with System Standards, and not to detect errors or omissions in the work of your architects, engineers, contractors or the like. Our review does not cover technical, architectural or engineering factors, or compliance with federal, state or local laws, regulations or code requirements. We will not be liable to your lenders, contractors, employees, guests, others or you on account of our review or approval of your plans, drawings or specifications, or our inspection of the Facility before, during or after renovation or construction. Any material variation from the Approved Plans requires our prior written approval. You will promptly provide us with copies of permits, job progress reports, and other information as we may reasonably request. We may inspect the work while in progress without prior notice.

    3.3 Opening. You may continue to identify the Facility as part of the System prior to completing the Improvement Obligation.

    3.4 Operation. You will operate and maintain the Facility continuously after the Opening Date on a year-round basis as required by System Standards and offer transient guest lodging and other related services of the Facility (including those specified on Schedule B) to the public in compliance with the law and System Standards. You will keep the Facility in a clean, neat, and sanitary condition. You will clean, repair, replace, renovate, refurbish, paint, and redecorate the Facility and its FF&E as and when needed to comply with System Standards. The Facility will be managed by either a management company or an individual manager with significant training and experience in general management of similar lodging facilities. The Facility will accept payment from guests by all credit and debit cards we designate in the System Standards Manual. You may add to or discontinue the amenities, services and facilities described in Schedule B, or lease or subcontract any service or portion of the Facility, only with our prior written consent which we will not unreasonably withhold or delay. Your front desk operation,

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    telephone system, parking lot, swimming pool and other guest service facilities may not be shared with or used by guests of another lodging or housing facility.

    3.5 Training. You (or a person with executive authority if you are an entity) or the Facility's general manager will attend the training programs described in Section 4.1 we designate as mandatory for licensees or general managers, respectively. You will train or cause the training of all Facility personnel as and when required by System Standards and this Agreement. You will pay for all travel, lodging, meals and compensation expenses of the people you send for training programs, the cost of training materials and other reasonable charges we may impose for training under Section 4.1, and all travel, lodging, meal and facility and equipment rental expenses of our representatives if training is provided at the Facility.

    3.6 Marketing.

    3.6.1 You will participate in System marketing programs, including the Directory and the Reservation System. You will obtain and maintain the computer and communications service and equipment we specify to participate in the Reservation System. You will comply with our rules and standards for participation, and will honor reservations and commitments to guests and travel industry participants. You may implement, at your option and expense, your own local advertising. Your advertising materials must use the Marks correctly, and must comply with System Standards or be approved in writing by us prior to publication. You will stop using any non-conforming, out-dated or misleading advertising materials if we so request.

    3.6.2 You may participate in any regional marketing training or management alliance or cooperative of Chain licensees formed to serve the Chain Facilities in your area. We may assist the cooperative collect contributions. You may be excluded from cooperative programs and benefits if you don't participate in all cooperative programs according to their terms, including making payments and contributions when due.

    3.6.3 You will participate in marketing programs approved by the INOC Board of Directors. These may require you to contribute available guest room nights to an exchange program for which the Chain receives media placements or other promotional consideration.

    3.7 Governmental Matters. You will obtain as and when needed all governmental permits, licenses and consents required by law to construct, acquire, renovate, operate and maintain the Facility and to offer all services you advertise or promote. You will pay when due or properly contest all federal, state and local payroll, withholding, unemployment, beverage, permit, license, property, ad valorem and other taxes, assessments, fees, charges, penalties and interest, and will file when due all governmental returns, notices and other filings.

    3.8 Inspections and Audits. You will permit our representatives to perform quality assurance inspections of the Facility and audit your financial and operating books and records (including tax returns) relating to the Facility and any related business, with or without prior notice of the inspection or audit. The inspections and audits will commence during normal business hours,

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    although we may observe Facility operation and accounting activity at any time. You, the Facility staff and your other agents and employees will cooperate with our inspectors and auditors in the performance of their duties. You will pay us any underpayment of, and we will pay you or credit your Recurring Fee account for any overpayment of, Recurring Fees discovered by an audit. You will pay the reasonable travel, lodging and meal expenses of our reinspection or audit and any reinspection fee we may impose if the Facility does not pass an inspection, you refuse to cooperate with our auditors or inspectors, or the audit reveals that you paid us less than 97% of the correct amount of Recurring Fees. We may publish or disclose the results of quality assurance inspections.

    3.9 Reports and Accounting. You will prepare and submit timely monthly reports containing the information we require about the Facility's performance during the preceding month. You will prepare and submit other reports and information about the Facility as we may reasonably request from time to time or in the System Standards Manual. You will maintain accounting books and records in accordance with generally accepted accounting principles and the American Hotel & Motel Association Uniform System of Accounts for Hotels, as amended, subject to this Agreement and other reasonable accounting standards we may specify from time to time. You will prepare and submit to us if we so request your annual and semi-annual financial statements. We do not require that your financial statements be independently audited, but you will send us a copy of your audited statements if you have them audited and we ask for them.

    3.10 Insurance. You will obtain and maintain during the Term of this Agreement the insurance coverage required under the System Standards Manual from insurers meeting the standards established in the Manual. Unless we instruct you otherwise, your liability insurance policies will name Howard Johnson International, Inc. and HFS Incorporated as additional insureds.

    3.11 Conferences. You or your representative and your general manager will attend each annual Chain conference and pay the Conference Fee we set for the Chain licensees, if and when we or the INOC Board of Directors hold an annual Chain conference. Mandatory recurrent training for licensees and general managers described in Section 4.1.3 may be held at a conference. The Fee we set will be the same for all Chain Facilities that we license in the United States. You will receive reasonable notice of a Chain conference. You will pay one Conference Fee for all of the Chain Facilities you own.

    3.12 Purchasing. You will purchase or obtain certain items we designate as proprietary or that bear Marks from suppliers we approve. You may purchase any other items for the Facility from any competent source you select, so long as the items meet or exceed System Standards.

    3.13 Good Will. You will use reasonable efforts to protect, maintain and promote the name "Howard Johnson" and its distinguishing characteristics, and the other Marks. You will not permit or allow your officers, directors, principals, employees, representatives, or guests of the Facility to engage in, conduct which is unlawful or damaging to the good will or public image of the Chain or System. You will participate in Chain-wide guest service and satisfaction guaranty programs we require in good faith for all Chain Facilities. You will follow System

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    Standards for identification of the Facility and for you to avoid confusion on the part of guests, creditors, lenders, investors and the public as to your ownership and operation of the Facility, and the identity of your owners.

    3.14 Facility Modifications. You may materially modify, diminish or expand the Facility (or change its interior design, layout, FF&E, or facilities) only after you receive our prior written consent, which we will not unreasonably withhold or delay. You will pay our Rooms Addition Fee then in effect for each guest room you add to the Facility. If we so request, you will obtain our prior written approval of the plans and specifications for any material modification, which we will not unreasonably withhold or delay. You will not open to the public any material modification until we inspect it for compliance with the Approved Plans and System Standards.

    3.15 Courtesy Lodging. You will provide lodging at the "Employee Rate" established in the System Standards Manual from time to time (but only to the extent that adequate room vacancies exist) to our representatives traveling on business, but not more than three standard guest rooms at the same time.

    3.16 Minor Renovations. Beginning three years after the Opening Date, we may issue a "Minor Renovation Notice" to you that will specify reasonable Facility upgrading and renovation requirements (a "Minor Renovation") to be commenced no sooner than 60 days after the notice is issued, having an aggregate cost for labor, FF&E and materials estimated by us to be not more than the Minor Renovation Ceiling Amount. You will perform the Minor Renovations as and when the Minor Renovation Notice requires. We will not issue a Minor Renovation Notice within three years after the date of a prior Minor Renovation Notice, or if the three most recent quality assurance inspection scores of the Facility averaged at least 425 points or equivalent and the most recent quality assurance inspection score for the Facility was at least 400 points or equivalent when the Facility is otherwise eligible for a Minor Renovation.

    4. Our Operating and Service Obligations. We will provide you with the following services and assistance:

    4.1 Training. We will offer hospitality management training, property opening training, recurrent training and supplemental training.

    4.1.1 Management Training. Between 60 days before and six months after the projected Opening Date, we will offer at a location in the United States we designate, and the Facility general manager must complete a training program to our satisfaction. The training program will not exceed two weeks in duration and will cover such topics as System Standards, services available from us, and operating a Chain Facility. We may charge you a reasonable fee for the ancillary services of lodging, materials, meals, and local transportation for each manager trainee. Any replacement general manager of the Facility must complete the training program within the time specified in the System Standards Manual. No tuition will be charged for your first participation in this training but you must pay for your representative's travel, compensation and

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    benefits, and for any ancillary services not provided by us. We may charge you reasonable tuition and fees for ancillary services for training for replacement general managers.

    4.1.2 Property Opening Training. We will provide at the Facility or another agreed location a "Property Training Program" (at our discretion as to length and scheduling) to assist you in opening the Facility. There is no charge for the Property Training Program other than for the reasonable expenses for travel, room, board and other out-of-pocket costs of our representatives.

    4.1.3 Recurrent Training. We may provide additional training for you and the Facility's general manager if we determine that additional mandatory training for licensees and general managers is necessary in the future. Training will be held in our U.S. training center or other locations. You will pay for your representative's travel, lodging, meals, incidental expenses, compensation and benefits for this training directly or through an ancillary services fee to us. This training may be held in conjunction with a Chain conference.

    4.1.4 Supplemental Training. We may offer optional training programs without charge or for tuition. We may offer or sell to you video tapes, computer discs or other on-site training aids and materials, or require you to buy them at reasonable prices.

    4.1.5 We may charge you a reasonable cancellation fee if you cancel your training program commitments or reservations within 30 days (or such shorter period as we may specify) before the start of any training program at which you or your representative has a reservation. We may charge you tuition for your representatives to attend mandatory sessions other than those people we require to attend the training and fees for instructional materials.

    4.2 Reservation System. We will operate and maintain (directly or by subcontracting with an affiliate or one or more third parties) a computerized Reservation System or such technological substitute(s) as we determine, in our discretion. We will use the Room Sales Charge for the acquisition, development, support, equipping, maintenance, improvement and operation of the Reservation System. We will provide software maintenance for the software we license to you to connect to the Reservation System if your Recurring Fee payments are up to date. The Facility will participate in the Reservation System, commencing with the Opening Date for the balance of the Term. We have the right to provide reservation services to lodging facilities other than Chain Facilities or to other parties. We will not offer callers to our general consumer toll free reservation telephone number in the United States the opportunity to make reservations for other lodging chains. We may use Room Sales Charges we collect to reimburse our reasonable direct and indirect costs, overhead or other expenses of operating the Reservation System.

    4.3 Marketing.

    4.3.1 We will promote public awareness and usage of Chain Facilities by implementing advertising, promotion, publicity, market research and other marketing programs, training

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    programs and related activities, and the production and distribution of
    Chain publications and directories of hotels. We will determine in our discretion, after consultation with and the approval of the INOC Board of
    Directors: (i) The nature and type of media placement; (ii) The allocation (if any) among international, national, regional and local markets; and
    (iii) The nature and type of advertising copy, other materials and programs. We or an affiliate may be reimbursed for the reasonable direct and indirect costs, overhead or other expenses of providing marketing services. We are not obligated to supplement or advance funds available from System licensees to pay for marketing activities. We do not promise that the Facility or you will benefit directly or proportionately from marketing activities.

    4.3.2 We may, at our discretion, implement special international, national, regional or local promotional programs (which may or may not include the Facility) and may make available to you (to use at your option) media advertising copy and other marketing materials for prices which reasonably cover the materials' direct and indirect costs. We may require your participation in marketing programs approved by the INOC Board of Directors, and administer those programs on behalf of the INOC.

    4.3.3 We will publish the Chain Directory. We will include the Facility in the Chain Directory after it opens if you submit the information we request on time, and you are not in default under this Agreement at the time we must arrange for publication. We will supply Directories to you for display at locations specified in the System Standards Manual or policy statements. We may assess you a reasonable charge for the direct and indirect expenses (including overhead) of producing and delivering the Directories.

    4.3.4 We may use Marketing Contributions we collect to reimburse our reasonable direct and indirect costs, overhead and other expenses of providing marketing, training and related services.

    4.4 Purchasing. We may offer optional assistance to you with purchasing items used at or in the Facility. Our affiliates may offer this service on our behalf. We may restrict the vendors authorized to sell proprietary or Mark-bearing items in order to control quality, provide for consistent service or obtain volume discounts. We will maintain and provide to you lists of suppliers approved to furnish Mark-bearing items, or whose products conform to System Standards.

    4.5 The System. We will control and establish requirements for all aspects of the System. We may, in our discretion, change, delete from or add to the System, including any of the Marks or System Standards, in response to changing market conditions. We may, in our discretion, permit deviations from System Standards, based on local conditions and our assessment of the circumstances. We may change the designation standards for the Chain and then require that you change the designation of the Facility and related presentation of that designation wherever it appears.

    4.6 Consultations and Standards Compliance. We will assist you to understand your obligations under System Standards by telephone, mail, during quality assurance inspections,

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    through the System Standards Manual, at training sessions and during conferences and meetings we conduct. We will provide telephone and mail consultation on Facility operation and marketing through our representatives.

    4.7 System Standards Manual and Other Publications. We will specify System Standards in the System Standards Manual, policy statements or other publications. We will lend you one copy of the System Standards Manual promptly after we sign this Agreement. We will send you any System Standards Manual revisions and/or supplements as and when issued. We will send you all other publications for Chain licensees and all separate policy statements in effect from time to time.

    4.8 Inspections and Audits. We have the unlimited right to conduct unannounced quality assurance inspections of the Facility and its operations, records and Mark usage to test the Facility's compliance with System Standards and this Agreement, and the audits described in Section
    3.8. We have the unlimited right to reinspect if the Facility does not achieve the score required on an inspection. We may impose a reinspection fee and will charge you for our reasonable costs of travel, lodging and meals for any reinspection, or for an audit if you pay less than 97% of the correct amount of Recurring Fees. Our inspections are solely for the purposes of checking compliance with System Standards.

    5. Term. The Term begins on the Effective Date and expires on the day prior to the fifteenth anniversary of the Opening Date. Some of your duties and obligations will survive termination or expiration of this Agreement. You will execute and deliver to us with this Agreement a notarized Declaration of License Agreement in recordable form. We will countersign and return one copy of the Declaration to you. We may, at our option, record the Declaration in the real property records of the county where the Facility is located. The Declaration will be released at your request and expense when this Agreement terminates or expires and you perform your post-termination obligations. NEITHER PARTY HAS RENEWAL RIGHTS OR OPTIONS.

    6. Application and Initial Fees. We have received from you a non-refundable Application Fee of $1,000.00. You will pay us a non-refundable Initial Fee in the amount of $34,000.00, when you sign this Agreement, which is fully earned when we sign this Agreement.

    7. Recurring Fees, Taxes and Interest.

    7.1 You will pay us certain "Recurring Fees" in U.S. dollars (or such other currency as we may direct if the Facility is outside the United States) ten days after the month in which they accrue, without billing or demand. Recurring Fees include the following:

    7.1.1 A "Royalty" equal to four percent (4.0%) of Gross Room Revenues of the Facility accruing during the calendar month, accrues from the earlier of the Opening Date or the date you identify the Facility as a Chain Facility or operate it under a Mark until the end of the Term.

    7.1.2 A "Marketing Contribution" as set forth in Schedule C for advertising, promotion, training and other related services and programs, accrues from the Opening Date until the end of the Term. We may increase or adjust the Marketing Contribution from time to time if either approved by the Board of Directors of the INOC or a successor sanctioned as such by us or

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    approved by a majority vote (which shall be counted on the basis of one
    Chain Facility, one vote) of INOC members in good standing, present and voting at a general membership meeting or at a special meeting called for the purpose of considering the change in the Contribution by the INOC Board of Directors and upon at least 15 days' notice from us.

    7.1.3 A "Room Sales Charge" as set forth in Schedule C as well as such other Reservation System Charges as we establish from time to time, accrues from the Opening Date until the end of the Term. We may increase or adjust such Room Sales Charge on a Chain-wide basis, upon 60 days written notice to Licensees, to cover costs (including reasonable direct or indirect overhead costs) related to such services and programs or the cost of additional services or programs. You will also pay or reimburse us for travel agent and general sales agent commissions paid for certain reservations at the Facility and a "GDS Fee" levied to pay for reservations for the Facility originated or processed through the Global Distribution System and other reservation systems and networks. We may charge a reasonable service fee for this service. We may charge Facilities using the Reservation System outside the United States for reservation service using a different formula.

    7.2 You will pay to us "Taxes" equal to any federal, state or local sales, gross receipts, use, value added, excise or similar taxes assessed against us on the Recurring Fees by the jurisdictions where the Facility is located, but not including any income tax, franchise or other tax for our privilege of doing business in your State. You will pay Taxes to us when due.

    7.3 "Interest" is payable when you receive our invoice on any past due amount payable to us under this Agreement at the rate of 1.5% per month or the maximum rate permitted by applicable law, whichever is less, accruing from the due date until the amount is paid.

    7.4 If a transfer occurs, your transferee or you will pay us our then current Application Fee and a "Relicense Fee" equal to the Initial Fee we would then charge a new licensee for the Facility.

    8. Indemnifications.

    8.1 Independent of your obligation to procure and maintain insurance, you will indemnify, defend and hold the Indemnitees harmless, to the fullest extent permitted by law, from and against all Losses and Expenses, incurred by any Indemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of any transaction, occurrence or service at, or involving the operation of the Facility, any breach or violation of any contract or any law, regulation or ruling by, or any act, error or omission (active or passive) of, you, any party associated or affiliated with you or any of the owners, officers, directors, employees, agents or contractors of you or your affiliates, including when the active or passive negligence of any Indemnitee is alleged or proven. You have no obligation to indemnify an Indemnitee for damages to compensate for property damage or personal injury if a court of competent jurisdiction makes a final decision not subject to further appeal that the Indemnitee engaged in willful misconduct or intentionally caused such property damage or bodily injury. This exclusion from the obligation to indemnify shall not, however, apply if the property damage or bodily injury resulted from the use of reasonable force by the Indemnitee to protect persons or property.

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    8.2 You will respond promptly to any matter described in the preceding paragraph, and defend the Indemnitee. You will reimburse the Indemnitee for all costs of defending the matter, including attorneys' fees, incurred by the Indemnitee if your insurer or you do not assume defense of the Indemnitee promptly when requested. We must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on us or the Chain, or could serve as a precedent for other matters.

    8.3 We will indemnify, defend and hold you harmless, to the fullest extent permitted by law, from and against all Losses and Expenses incurred by you in any action or claim arising from your proper use of the System alleging that your use of the System and any property we license to you is an infringement of a third party's rights to any trade secret, patent, copyright, trademark, service mark or trade name. You will promptly notify us in writing when you become aware of any alleged infringement or an action is filed against you. You will cooperate with our defense and resolution of the claim. We may resolve the matter by obtaining a license of the property for you at our expense, or by requiring that you discontinue using the infringing property or modify your use to avoid infringing the rights of others.

    9. Your Assignments, Transfers and Conveyances.

    9.1 Transfer of the Facility. This Agreement is personal to you (and your owners if you are an entity). We are relying on your experience, skill and financial resources (and that of your owners and the guarantors, if any) to sign this Agreement with you. You may finance the Facility and grant a lien, security interest or encumbrance on it without notice to us or our consent. If a Transfer is to occur, the transferee or you must comply with Section
    9.3. Your License terminates when the Transfer occurs. If the transferee does not sign a replacement license agreement with us before you give the transferee ownership or possession of the Facility, then the License terminates when you transfer ownership or possession of the Facility. The transferee may not operate the Facility under the System, and you are responsible for performing the post-termination obligations in Section 13. You and your owners may, only with our prior written consent and after you comply with Sections 9.3 and 9.6, assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise. Transactions involving Equity Interests that are not Equity Transfers do not require our consent and are not Transfers.

    9.2 Public Offerings and Registered Securities. You may engage the first registered public offering of your Equity Interests only after you pay us a public offering fee equal to $15,000. Your Equity Interests (or those of a person, parent, subsidiary, sibling or affiliate entity, directly or indirectly effectively controlling you), are freely transferable without the application of this Section if they are, on the Effective Date, or after the public offering fee is paid, they become, registered under the federal Securities Act of 1933, as amended, or a class of securities registered under the Securities Exchange Act of 1934, as amended, or listed for trading on a national securities exchange or the automated quotation system of the National Association of Securities Dealers, Inc. (or any successor system), provided that any tender offer for at least a majority of your Equity Interests will be an Equity Transfer subject to Section 9.1.

    9.3 Conditions. We may, to the extent permitted by applicable law, condition and withhold our consent to a Transfer when required under this Section 9 until the transferee and you meet certain conditions. If a Transfer is to occur, the transferee (or you, if an Equity Transfer is involved) must first complete and submit our Application, qualify to be a licensee in our sole discretion, given the circumstances of the proposed Transfer, provide the same supporting documents as a new license applicant, pay the Application and Relicense Fees then in effect, sign the form of License Agreement we then offer in conversion transactions and agree to renovate the Facility as if it were an existing facility of similar age and condition converting to the System, as we reasonably determine. We will provide a Punch List of improvements we will require after the transferee's Application is submitted to us. We must also receive general releases from you and each of your owners, and payment of all amounts then owed to us and our affiliates by you, your owners, your affiliates, the transferee, its owners and affiliates, under this Agreement or otherwise. Our consent to the transaction will not be effective until these conditions are satisfied.

    9.4 Permitted Transferee Transactions. You may transfer an Equity Interest or effect an Equity Transfer to a Permitted Transferee without obtaining our consent, renovating the Facility or paying a Relicense Fee or Application Fee. No Transfer will be deemed to occur. You also must not be in default and you must comply with the application and notice procedures specified in Sections 9.3 and 9.6. Each Permitted Transferee must first agree in writing to be bound by this Agreement, or at our option, execute the License Agreement form then offered prospective licensees. No transfer to a Permitted Transferee shall release a living transferor from liability under this Agreement or any guarantor under any Guaranty of this Agreement. You must comply with this Section if you transfer the Facility to a Permitted Transferee. A transfer resulting from a death may occur even if you are in default under this Agreement.

    9.5 Attempted Transfers. Any transaction requiring our consent under this
    Section 9 in which our consent is not first obtained shall be void, as between you and us. You will continue to be liable for payment and performance of your obligations under this Agreement until we terminate this Agreement, all your financial obligations to us are paid and all System identification is removed from the Facility.

    9.6 Notice of Transfers. You will give us at least 30 days prior written notice of any proposed Transfer or Permitted Transferee transaction. You will notify us when you sign a contract to Transfer the Facility and 10 days before you intend to close on the transfer of the Facility. We will respond to all requests for our consent and notices of Permitted Transferee transactions within a reasonable time not to exceed 30 days. You will notify us in writing within 30 days after a change in ownership of 25% or more of your Equity Interests that are not publicly held or that is not an Equity Transfer, or a change in the ownership of the Facility if you are not its owner. You will provide us with lists of the names, addresses, and ownership percentages of your owner(s) at our request.

    10. Our Assignments. We may assign, delegate or subcontract all or any part of our rights and duties under this Agreement, including by operation of law, without notice and without your consent. We will have no obligations to you after you are notified that our transferee has assumed our obligations under this Agreement except those that arose before we assign this Agreement.

    11. Default and Termination.

    11.1 Default. In addition to the makers identified in Section 3.1, you will be in default under this Agreement if (a) you do not pay us when a payment is due, (b) you do not perform any of your other obligations when this Agreement and the System Standards Manual require, or (c) if you otherwise breach this Agreement. If your default is not cured within ten days after you receive written notice from us that you have not filed your monthly report, paid us any amount that is due or breached your obligations regarding Confidential Information, or within 30 days after you receive written notice from us of any other default (except as noted below), then we may terminate this Agreement by written notice to you under Section 11.2. We will not exercise our right to terminate if you have completely cured your default, or until any waiting period required by law has elapsed. In the case of quality assurance default, if you have acted diligently to cure the default but cannot do so and have entered into a written improvement agreement with us within 30 days after the failing inspection, you may cure the default within 90 days after the failing inspection. We may terminate the License if you do not perform that improvement agreement.

    11.2 Termination. We may terminate the License, or this Agreement if the Opening Date has not occurred, effective when we send written notice to you or such later date as required by law or as stated in the default notice, when (1) you do not cure a default as provided in Section 11.1 or we are authorized to terminate under Section 3.1, (2) you discontinue operating the Facility as a "Howard Johnson", (3) a guarantor on whom we are relying to enter into this Agreement dies or becomes incapacitated, (4) you lose possession or the right to possession of the Facility, (5) you (or any guarantor) suffer the termination of another license or franchise agreement with us or one of our affiliates, (6) you intentionally maintain false books and records or submit a materially false report to us, (7) you (or any guarantor) generally fail to pay debts as they come due in the ordinary course of business, (8) you, any guarantor or any of your owners or agents misstated to us or omitted to tell us a material fact to obtain or maintain this Agreement with us, (9) you receive two or more notices of default from us in any one year period (whether or not you cure the defaults), (10) a violation of Section 9 occurs, or a Transfer occurs before the relicensing process is completed, (11) you contest in court the ownership or right to franchise or license all or any part of the System or the validity of any of the Marks, (12) you, any guarantor or the Facility is subject to any voluntary or involuntary bankruptcy, liquidation, dissolution, receivership, assignment, reorganization, moratorium, composition or a similar action or proceeding that is not dismissed within 60 days after its filing, or (13) you maintain or operate the Facility in a manner that endangers the health or safety of the Facility's guests.

    11.3 Casualty and Condemnation.

    11.3.1 You will notify us promptly after the Facility suffers a Casualty that prevents you from operating in the normal course of business, with less than 75% of guest rooms available. You will give us information on the availability of guest rooms and the Facility's ability to honor advance reservations. You will tell us in writing within 60 days after the Casualty whether or not you will restore, rebuild and refurbish the Facility to conform to System Standards and its condition prior to the Casualty. This restoration will be completed within 180 days after the Casualty. You may decide within the 60 days after the Casualty, and if we do not hear from you, we will assume that you have decided, to terminate this Agreement, effective as of the date of your notice or 60 days after the Casualty, whichever comes first. If this Agreement so terminates, you will pay all amounts accrued prior to termination and follow the post-termination requirements in Section 13. You will not be obligated to pay Liquidated Damages if the Facility will no longer be used as an extended stay or transient lodging facility after the Casualty.

    11.3.2 You will notify us in writing within 10 days after you receive notice of any proposed Condemnation of the Facility, and within 10 days after receiving notice of the Condemnation date. This Agreement will terminate on the date the Facility or a substantial portion is conveyed to or taken over by the condemning authority.

    11.4 Our Other Remedies. We may suspend the Facility from the Reservation System for any default or failure to pay or perform under this Agreement, discontinue Reservation System referrals to the Facility for the duration of such suspension, and may divert previously made reservations to other Chain Facilities after giving notice of non-performance, non-payment or default. We may deduct points under our quality assurance inspection program for your failure to comply with this Agreement or System Standards. Reservation service will be restored after you have fully cured any and all defaults and failures to pay and perform. We may omit the Facility from the Directory if you are in default on the date we must determine which Chain Facilities are included in the Directory. You recognize that any use of the System not in accord with this Agreement will cause us irreparable harm for which there is no adequate remedy at law, entitling us to injunctive and other relief. We may litigate to collect amounts due under this Agreement without first issuing a default or termination notice. Our consent or approval may be withheld if needed while you are in default under this Agreement or may be conditioned on the cure of all your defaults.

    11.5 Your Remedies. If we fail to issue our approval or consent as and when required under this Agreement within a reasonable time of not less than 30 days after we receive all of the information we request, and you believe our refusal to approve or consent is wrongful, you may bring a legal action against us to compel us to issue our approval or consent to the obligation. To the extent permitted by applicable law, this action shall be your exclusive remedy. We shall not be responsible for direct, indirect, special, consequential or exemplary damages, including, but not limited to, lost profits or revenues.

    12. Liquidated Damages.

    12.1 Generally. If we terminate the License under Section 11.2, or you terminate this Agreement (except under Section 11.3 or as a result of our default which we do not cure within a reasonable time after written notice), you will pay us within 30 days following the date of termination, as Liquidated Damages, an amount equal to the sum of accrued Royalties, Marketing Contributions and Room Sales Charges during the immediately preceding 24 full calendar months (or the number of months remaining in the unexpired Term at the date of termination, whichever is less). If the Facility has been open for less than 24 months, then the amount shall be the average monthly Royalties, Marketing Contributions and Room Sales Charges since the Opening Date multiplied by 24. You will also pay any applicable Taxes assessed on such payment. Liquidated Damages will not be less than the product of $2,000.00 multiplied by the number of guest rooms in the Facility. If we terminate this Agreement under Section 3 before the Opening Date, you will pay us within 10 days after you receive our notice of termination Liquidated Damages equal to one-half the amount payable for termination under Section 11.2. Liquidated Damages are paid in place of our claims for lost future Recurring Fees under this Agreement. Our right to receive other amounts due under this Agreement is not affected.

    12.2 Condemnation Payments. In the event a Condemnation is to occur, you will pay us the fees set forth in Section 7 for a period of one year after we receive the initial notice of condemnation described in Section 11.3.2, or until the Condemnation occurs, whichever is longer. You will pay us Liquidated Damages equal to the average daily Recurring Fees for the one year period preceding the date of your condemnation notice to us multiplied by the number of days remaining in the one year notice period if the Condemnation is completed before the one year notice period expires. This payment will be made within 30 days after Condemnation is completed (when you close the Facility or you deliver it to the condemning authority). If the Condemnation is completed after the one year notice period expires you will pay no Liquidated Damages, but the fees set forth in Section 7 must be paid when due until Condemnation is completed.

    13. Your Duties At and After Termination. When the License or this Agreement terminates for any reason whatsoever:

    13.1 System Usage Ceases. You will immediately stop using the System to operate and identify the Facility. You will remove all signage and other items bearing any Marks and follow the other steps detailed in the System Standards Manual for changing the identification of the Facility. You will promptly paint over or remove the Facility's distinctive System trade dress, color schemes and architectural features.

    13.2 Other Duties. You will pay all amounts owed to us under this Agreement within 10 days after termination. You will owe us Recurring Fees on Gross Room Revenues accruing while the Facility is identified as a "Howard Johnson", including Room Sales Charges for so long as the Facility receives service from the Reservation System. We may immediately remove the Facility from the Reservation System and divert reservations as authorized in Section
    11.4. We may also, to the extent permitted by applicable law, and without prior notice enter the Facility and any other parcels, remove software (including archive and back-up copies) for accessing the Reservation System, all copies of the System Standards Manual, Confidential Information, equipment and all other personal property of ours, and paint over or remove and purchase for $10.00, all or part of any interior or exterior Mark-bearing signage (or signage face plates), including billboards, whether or not located at the Facility, that you have not removed or obliterated within five days after termination. You will promptly pay or reimburse us for our cost of removing such items, net of the $10.00 purchase price for signage. We will exercise reasonable care in removing or painting over signage. We will have no obligation or liability to restore the Facility to its condition prior to removing the signage. We shall have the right, but not the obligation, to purchase some or all of the Facility's Mark-bearing FF&E and supplies at the lower of their cost or net book value, with the right to set off their aggregate purchase price against any sums then owed us by you.

    13.3 Advance Reservations. The Facility will honor any advance reservations, including group bookings, made for the Facility prior to termination at the rates and on the terms established when the reservations are made and pay when due all related travel agent commissions.

13.4 Survival of Certain Provisions. Sections 3.8, 3.9, 3.13, 7, 8, 11.4, 12, 13, 15, 16 and 17 survive termination of the License and this Agreement, whether termination is initiated by you or us, even if termination is wrongful.

14. Your Representations and Warranties. You expressly represent and warrant to us as follows:

14.1 Quiet Enjoyment and Financing. You own, or will own prior to commencing improvement, or lease, the Location and the Facility. You will be entitled to possession of the Location and the Facility during the entire Term without restrictions that would interfere with your performance under this Agreement, subject to the reasonable requirements of any financing secured by the Facility. You have, when you sign this Agreement, and will maintain during the Term, adequate financial liquidity and financial resources to perform your obligations under this Agreement.

14.2 This Transaction. You have received, at least 10 business days prior to execution of this Agreement and making any payment to us, our current Uniform Franchise Offering Circular for prospective licensees. Neither we nor any person acting on our behalf has made any oral or written representation or promise to you that is not written in this Agreement on which you are relying to enter into this Agreement. You release any claim against us or our agents based on any oral or written representation or promise not stated in this Agreement. You and the persons signing this Agreement for you have full power and authority and have been duly authorized, to enter into and perform or cause performance of your obligations under this Agreement. You have obtained all necessary approvals of your owners, Board of Directors and lenders. Your execution, delivery and performance of this Agreement will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which you or any of your principal owners is a party or is subject or to which the Facility is subject. Neither you nor the Facility is the subject of any current or pending merger, sale, dissolution, receivership, bankruptcy, foreclosure, reorganization, insolvency, or similar action or proceeding on the date you execute this Agreement and was not within the three years preceding such date, except as disclosed in the Application. You will submit to us the documents about the Facility, you, your owners and your finances that we request in the License Application (or after our review of your initial submissions) before or within 30 days after you sign this Agreement.

14.3 No Misrepresentations or Implied Covenants. All written information you submit to us about the Facility, you, your owners, any guarantor, or the finances of any such person or entity, was or will be at the time delivered and when you sign this Agreement, true, accurate and complete, and such information contains no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances. There are no express or implied covenants or warranties, oral or written, between we and you except as expressly stated in this Agreement.

15. Proprietary Rights.

15.1 Marks and System. You will not acquire any interest in or right to use the System or Marks except under this Agreement. You will not apply for governmental registration of the

Marks, or use the Marks or our corporate name in your legal name, but you may use a Mark for an assumed business or trade name filing.

15.2 Inurements. All present and future distinguishing characteristics, improvements and additions to or associated with the System by us, you or others, and all present and future service marks, trademarks, copyrights, service mark and trademark registrations used and to be used as part of the System, and the associated good will, shall be our property and will inure to our benefit. No good will shall attach to any secondary designator that you use.

15.3 Other Locations and Systems. We and our affiliates each reserve the right to own, in whole or in part, and manage, operate, use, lease, finance, sublease, franchise, license (as licensor or licensee), provide services to or joint venture (i) distinctive separate lodging or food and beverage marks and other intellectual property which are not part of the System, and to enter into separate agreements with you or others (for separate charges) for use of any such other marks or propriotary rights, (ii) other lodging, food and beverage facilities, or businesses, under the System utilizing modified System Standards, and (iii) a Chain Facility at or for any location other than the Location. There are no territorial rights or agreements between the parties. You acknowledge that we are affiliated with or in the future may become affiliated with other lodging providers or franchise systems that operate under names or marks other than the Marks. We and our affiliates may use or benefit from common hardware, software, communications equipment and services and administrative systems for reservations, franchise application procedures or committees, marketing and advertising programs, personnel, central purchasing, approved supplier lists, franchise sales personnel (or independent franchise sales representatives), etc.

15.4 Confidential Information. You will take all appropriate actions to preserve the confidentiality of all Confidential Information. Access to Confidential Information should be limited to persons who need the Confidential Information to perform their jobs and are subject to your general policy on maintaining confidentiality as a condition of employment or who have first signed a confidentiality agreement. You will not permit copying of Confidential Information (including, as to computer software, any translation, decompiling, decoding, modification or other alteration of the source code of such software). You will use Confidential Information only for the Facility and to perform under this Agreement. Upon termination (or earlier, as we may request), you shall return to us all originals and copies of the System Standards Manual, poiicy statements and Confidential Information "fixed in any tangible medium of expression," within the meaning of the U.S. Copyright Act, as amended. Your obligations under this subsection commence when you sign this Agreement and continue for trade secrets (including computer software we license to you) as long as they remain secret and for other Confidential Information, for as long as we continue to use the information in confidence, even if edited or revised, plus three years. We will respond promptly and in good faith to your inquiry about continued protection of any Confidential Information.

15.5 Litigation. You will promptly notify us of (i) any adverse or infringing uses of the Marks (or names or symbols confusingly similar), Confidential Information or other System intellectual property, and (ii) or any threatened or pending litigation related to the System against (or naming as a party) you or us of which you become aware. We alone handle disputes with third parties use of all or any part of the System. You will cooperate with our efforts to resolve these disputes. We need not initiate suit against imitators or infringers who do not have a material adverse impact on the Facility, or any other suit or proceeding to enforce or protect the System in a matter we do not believe to be material.

16. Relationship of Parties.

16.1 Independence. You are an independent contractor. You are not our legal representative or agent, and you have no power to obligate us for any purpose whatsoever. We and you have a business relationship based entirely on and circumscribed by this Agreement. No partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. You will exercise full and complete control over and have full responsibility for your contracts, daily operations, labor relations, employment practices and policies, including, but not limited to, the recruitment, selection, hiring, disciplining, firing, compensation, work rules and schedules of your employees.

16.2 Joint Status. If you comprise two or more persons or entities (notwithstanding any agreement, arrangement or understanding between or among such persons or entities) the rights, privileges and benefits of this Agreement may only be exercised and enjoyed jointly. The liabilities and responsibilities under this Agreement will be the joint and several obligations of all such persons or entities.

17. Legal Matters.

17.1 Partial Invalidity. If all or any part of a provision of this Agreement violates the law of your state (if it applies), such provision or part will not be given effect. If all or any part of a provision of this Agreement is declared unenforceable, for any reason, or is not given effect by reason of the prior sentence, the remainder of the Agreement shall not be affected. However, if in our judgement the invalidity or ineffectiveness of such provision or part substantially impairs the value of this Agreement to us, then we may at any time terminate this Agreement by written notice to you without penalty or compensation owed by either party.

17.2 Waivers, Modifications and Approvals. If we allow you to deviate from this Agreement, we may insist on strict compliance at any time after written notice. Our silence or inaction will not be or establish a waiver, consent, course of dealing, implied modification or estoppel. All modifications, waivers, approvals and consents of or under this Agreement by us must be in writing and signed by our authorized representative to be effective.

17.3 Notices. Notices will be effective if in writing and delivered by facsimile transmission with confirmation original sent by first class mail, postage prepaid, by delivery service, with proof of delivery, or by first class, prepaid certified or registered mail, return receipt requested, to the appropriate party at its address stated below or as may be otherwise designated by notice. Notices shall be deemed given on the date delivered or date of attempted delivery, if refused.

Your name: LEROY'S HOTEL CORPORATION OF AMERICAN WAGERING, INC.:
Your address: 675 Grier Drive, Las Vegas, Nevada 89119, Attention: Robert Ciunci Your fax No: 707-735-0142

Howard Johnson International, Inc.:
Our address: 339 Jefferson Road, P.O. Box 278, Parsippany, New Jersey 07054-0278, Attention: Vice President-Franchise Compliance; Fax No.(201) 428-9579

17.4 Remedies. Remedies specified in this Agreement are cumulative and do not exclude any remedies available at law or in equity. The non-prevailing party will pay all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party to enforce this Agreement or collect amounts owed under this Agreement. You consent and waive your objection to the non-exclusive personal jurisdiction of and venue in the New Jersey state courts situated in Morris County, New Jersey and the United States District Court for the District of New Jersey for all cases and controversies under this Agreement or between we and you.

17.5 Miscellaneous. This Agreement will be governed by and construed under the laws of the State of New Jersev. The New Jersey Franchise Practices Act will not apply to any Facility located outside the State of New Jersey. This Agreement is exclusively for the benefit of the parties. There are no third party beneficiaries. No agreement between us and anyone else is for your benefit. The section headings in this Agreement are for convenience of reference only. We may unilaterally revise Schedule C under this Agreement. This Agreement, together with the exhibits and schedules attached, is the entire agreement (superseding all prior representations, agreements and understanding, (oral or written) of the parties about the Facility.

17.6 Waiver of Jury Trial. The parties waive the right to a jury trial in any action related to this Agreement or the relationship between the licensor, the licensee, any guarantor, and their respective successors and assigns.

18. Special Stipulations. The following special stipulations apply to this Agreement and supersede any inconsistent or conflicting provisions. These are personal to you and are not transferable or assignable except to a Permitted Transferee.

18.1 Your Additional Termination Right. You may terminate the License without cause or penalty effective only on the SEVEN year anniversary of the Opening Date provided you give us at least six (6) months prior written notice of termination and you are not in default under this Agreement at the time notice must be given or at the effective date of termination. You will pay no Liquidated Damages if you comply with the preceding sentence and you perform the post termination obligations specified in this Agreement within 10 days after the effective date of termination. Your rights under this Section will automatically terminate without notice if and as of the date (i) a Termination occurs, (ii) you fail to cure ary default under this Agreement within the time permitted, if any, in the notice of default we send you, or (iii) after the Facility satisfies the Improvement Obligation, the Facility scores less than 425 (or its then equivalent) on a quality assurance inspection and then fails to achieve a score of at least 425 (or its then equivalent) in a reinspection to be performed no sooner than 30 days after the initial inspection.

18.2 Our Additional Termination Right. We may terminate the License without cause or penalty effective only on the SEVEN year anniversary of the Opening Date provided we give you at least six (6) months prior written notice of termination. You will perform the post termination obligations specified in this Agreement within 10 days after the effective date of termination. You will pay no Liquidated Damages if we terminate the License under this Section and you perform the post termination obligations specified in this Agreement within 10 days after the effective date of termination.


                           {SIGNATURE PAGE TO FOLLOW}

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

WE:
HOWARD JOHNSON INTERNATIONAL, INC.


By:/s/ Russell A. Moserowitz              Attest: /s/
   --------------------------                    ---------------------------
     Russell A. Moserowitz                              Assistant Secretary
     Vice President
     Franchise Compliance



YOU, as licensee:
LEROY'S HOTEL CORPORATION, A SUBSIDIARY OF AMERICAN WAGERING, INC.


By:/s/ Robert Ciunci                      Attest: /s/
   ----------------------------                  ---------------------------
     Robert Ciunci
     Executive Vice President

                                   APPENDIX A


                                   DEFINITIONS

Agreement means this License Agreement.

Application Fee means the fee you pay when you submit your Application under
Section 6.

Approved Plans means your plans and specifications for constructing or improving the Facility initial1y or after opening, as approved by us under Section 3.

Casualty means destruction or significant damage to the Facility by act of God or other event beyond your reasonable anticipation and control.

Chain means the network of Chain Facilities.

Chain Facility means a lodging facility we own, lease, manage, operate or authorize another party to operate using the System and identified by the Marks.

Condemnation means the taking of the Facility for public use by a government or public agency legally authorized to do so, permanently or temporarily, or the taking of such a substantial portion of the Facility that continued operation in accordance with the System Standards, or with adequate parking facilities, is commercially impractical, or if the Facility or a substantial portion is sold to the condemning authority in lieu of condemnation.

Conference Fee means the fee we charge for your attendance at a conference for Chain Facilities and their licensees when and if held.

Confidential Information means any trade secrets we own or protect and other proprietary information not generally known to the lodging industry including confidential portions of the System Standards Manual or information we otherwise impart to you and your representatives in confidence. Confidential Information includes the "Standards of Operation and Design Manual" and all other System Standards manuals and documentation, including those on the subjects of employee relations, finance and administration, field operation, purchasing and marketing, the Reservation System software and applications software.

Declaration means the Declaration of License Agreement you and we sign under
Section 5.

Design Standards mean standards specified in the System Standards Manual from time to time for design, construction, renovation, modification and improvement of new or existing Chain Facilities, including all aspects of facility design, number of rooms, rooms mix and configuration, construction materials, workmanship, finishes, electrical, mechanical, structural, plumbing, HVAC, utilities, access, life safety, parking, systems, landscaping, amenities, interior design and decor and the like for a Chain Facility.

Directory means the general purpose directory we publish listing the names and addresses of the Chain Facilities, and at our discretion, other Howard Johnson facilities located outside the United States, Canada and Mexico.

Effective Date means the date that you first take possession of the Facility.

Equity Interests shall include, without limitation, all forms of equity ownership of you, including voting stock interests, partnership interests, limited liability company membership or ownership interests, joint and tenancy interests, the proprietorship interest, trust beneficiary interests and all options, warrants, and instruments convertible into such other equity interests.

Equity Transfer means any transaction in which your owners or you sell, assign, transfer, convey, pledge, or suffer or permit the transfer or assignment of, any percentage of your Equity Interests that will result in a change in control of you to persons other than those disclosed on Schedule B, as in effect prior to the transaction. Unless there are contractual modifications to your owners' rights, an Equity Transfer of a corporation or limited liability company occurs when either majority voting rights or beneficial ownership of more than 50% of the Equity Interests changes. An Equity Transfer of a partnership occurs when a newly admitted partner will be the managing, sole or controlling general partner, directly or indirectly through a change in control of the Equity Interests of an entity general partner. An Equity Transfer of a trust occurs when either a new trustee with sole investment power is substituted for an existing trustee, or a majority of the beneficiaries convey their beneficial interests to persons other than the beneficiaries existing on the Effective Date. An Equity Transfer does not occur when the Equity Interest ownership among the owners of Equity Interests on the Effective Date changes without the admission of new Equity Interest owners. An Equity Transfer occurs when you merge, consolidate or issue additional Equity Interests in a transaction which would have the effect of diluting the voting rights or beneficial ownership of your owners' combined Equity Interests in the surviving entity to less than a majority.

Facility means the Location, together with all improvements, buildings, common areas, structures, appurtenances, facilities, entry/exit rights, parking, amenities, FF&E and related rights, privileges and properties existing at the Location on the Effective Date or afterwards.

FF&E means furniture, fixtures and equipment.

FF&E Standards means standards specified in the System Standards Manual for FF&E and supplies to be utilized in a Chain Facility.

Food and Beverage means any restaurant, catering, bar/lounge, entertainment, room service, retail food or beverage operation, continental breakfast, food or beverage concessions and similar services offered at the Facility.

Gross Room Revenues means gross revenues attributable to or payable for rentals of guest rooms at the Facility, including all credit transactions, whether or not collected, but excluding separate charges to guests for Food and Beverage, room service, telephone charges, key forfeitures and entertainment; vending machine receipts; and federal, state and local sales, occupancy and use taxes.

Improvement Obligation means your obligation to either (i) renovate and upgrade the Facility, or (ii) construct and complete the Facility, in accordance with the Approved Plans and System Standards, as described in Section 3.

Indemnitees means us, our direct and indirect parent, subsidiary and sister corporations, and the respective officers, directors, shareholders, employees, agents and contractors, and the successors, assigns, personal representatives, heirs and legatees of all such persons or entities.

Initial Fee means the fee you are to pay for signing this Agreement as stated in
Section 6.

INOC means the International Operators' Council, Inc., a Georgia non-profit corporation, its successors and assigns as the official organization of Chain licensees.

License means the non-exclusive license to operate the type of Chain Facility described in Schedule B only at the Location, using the System and the Mark we designate in Section 1.

License Year means the one-year period beginning on the Opening Date and each subsequent anniversary of the Opening Date and ending on the day preceding the next anniversary of the Opening Date.

Liquidated Damages means the amounts payable under Section 12, set by the parties because actual damages will be difficult or impossible to ascertain on the Effective Date and the amount is a reasonable pre-estimate of the damages that will be incurred and is not a penalty.

Location means the parcel of land situated at, as more fully described in Schedule A.

Losses and Expenses means all payments or obligations to make payments either
(i) to or for third party claimants by any and all Indemnitees, including guest refunds, or (ii) incurred by any and all Indemnitees to investigate, respond to or defend a matter, including without limitation investigation and trial charges, costs and expenses, attorneys' fees, experts' fees, court costs, settlement amounts, judgements and costs of collection.

Maintenance Standards means the standards specified frorn time to time in the System Standards Manual for repair, refurbishment and replacement of FF&E, finishes, decor, and other capital items and design materials in Chain Facilities.

Marketing Contribution means the fee you pay to us under Section 7.1.2 and Schedule C, as amended, for advertising, marketing, training and other services.

Marks means, collectively (i) the service marks associated with the System published in the System Standards Manual from time to time including, but not limited to, the name, design and logo for "Howard Johnson" and other marks (U.S. Reg. Nos. 1,506,553; 714,495; 836,077; 1,506,552; 1,385,515; and 1,530,295) and
(ii) trademarks, trade names, trade dress, logos and derivations, and associated good will and related intellectual properly interests.

Marks Standards means standards specified in the System Standards Manual for interior and exterior Mark-bearing signage, advertising materials, china, linens, utensils, glassware, uniforms, stationary, supplies, and other items, and the use of such items at the Facility or elsewhere.

Minor Renovation means the repairs, refurbishing, repainting, and other redecorating of the interior, exterior, guest rooms, public areas and grounds of the Facility and replacements of FF&E we may require you to perform under
Section 3.16.

Minor Renovation Ceiling Amount means $3,000.00 per guest room.

Minor Renovation Notice means the written notice from us to you specifying the Minor Renovation to be performed and the dates for commencement and completion given under Section 3.16.

Opening Date means the date on which we authorize you to open the Facility for business identified by the Marks and using the System.

Operations Standards means standards specified in the System Standards Manual for cleanliness, housekeeping, general maintenance, repairs, concession types, food and beverage service, vending machines, uniforms, staffing, employee training, guest services, guest comfort and other aspects of lodging operations.

Permitted Transferee means (i) any entity, natural person(s) or trust receiving from the personal representative of an owner any or all of the owner's Equity Interests upon the death of the owner, if no consideration is paid by the transferee or (ii) the spouse or adult issue of the transferor, if the Equity Interest transfer is accomplished without consideration or payment, or (iii) any natural person or trust receiving an Equity Interest if the transfer is from a guardian or conservator appointed for an incapacitated or incompetent transferor.

Protected Territory means a one mile radius from the property.

Punch List means the list of upgrades and improvements attached as part of Schedule B, which you are required to complete under Section 3.

Recurring Fees means fees paid to us on a periodic basis, including without limitation, Royalties, Marketing Contributors, Room Sales Charges, and other reservation fees and charges as stated in Section 7.

Relicense Fee means the fee your transferee or you pay to us under Section 7 when a Transfer occurs.

Reservation System or "Central Reservation System" means the system for offering to interested parties, booking and communicating guest room reservations for Chain Facilities described in Section 4.2.

Rooms Addition Fee means the fee we charge you for adding guest rooms to the Facility.

Room Sales Charge means the fees set forth in Section 7.1.3 and Schedule C, as modified in accordance with this Agreement for reservation services and other charges.

Royalty means the monthly fee you pay to us for use of the System under Section
7.1. "Royalties" means the aggregate of all amounts owed as a Royalty.

System means the comprehensive system for providing guest lodging facility services under the Marks as we specify which at present includes only the following: (a) the Marks; (b) other intellectual property, including Confidential Information, System Standards Manual and know-how (c) marketing, advertising, publicity and other promotional materials and programs; (d) System Standards; (e) training programs and materials; (f) quality assurance inspection and scoring programs; and (g) the Reservation System.

System Standards means the standards for the participating in the System published in the System Standards Manual, including but not limited to Design Standards, FF&E Standards, Marks Standards, Operations Standards, Technology Standards and Maintenance Standards and any other standards, policies, rules and procedures we promulgate about System operation and usage.

System Standards Manual means the Standards of Operation and Design Manual, and any other manual we publish or distribute specifying the System Standards.

Taxes means the amounts payable under Section 7.2 of this Agreement.

Technology Standards means standards specified in the System Standards Manual for local and long distance telephone communications services, telephone, telecopy and other communications systems, point of sale terminals and computer hardware and software for various applications, including, but not limited to, front desk, rooms management, records maintenance, marketing data, accounting, budgeting and interfaces with the Reservation System to be maintained at the Chain Facilities.

Term means the period of time during which this Agreement shall be in effect, as stated in Section 5.

Termination means a termination of the License under Sections 11.1 or 11.2 or your termination of the License or this Agreement.

Transfer means (1) an Equity Transfer, (2) you assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise without our consent as specified in Section 9, (3) you assign (other than as collateral secutity for financing the Facility) your leasehold interest in (if any), lease or sublease all or any part of the Facility to any third party, (4) you engage in the sale, conveyance, transfer, or donation of your right, title and interest in and to the Facility, (5) your lender or secured party forecloses on or takes possession of your interest in the Facility, directly or indirectly, or (6) a receiver or trustee is appointed for the Facility or your assets, including the Facility. A Transfer does not occur when you pledge or encumber the Facility to finance its acquisition or improvement, you refinance it, or you engage in a Permitted Transferee transaction.

"You" and "Your" means and refers to the party named as licensee identified in the first paragraph of this Agreement and its Permitted Transferees.

"We", "Our" and "Us" means and refers to Howard Johnson International, Inc., a Delaware corporation, its successors and assigns.

Situate in the County of Clark, State of Nevada, being portions of the North One-Half (N 1/2) of Section 29, Township 21 South, Range 61 East M.D.B.&.M., Clark County, Nevada, being more particularly described by metes and bounds as follows, to wit:

BEGINNING at a point 185.15 feet left of and, at right angles to Highway Engineer's Station "B" 198+47.45 P.O.T., of Interstate 15, Project I-015-1(6)28; said point being further described as bearing North 0(degrees)06'00" West, along the North-South Quarter Section line a distance of 2028.54 feet from the center of Section 29, Township 21 South, Range 61 East, M.D.B.&.M.; THENCE South 89(degrees) 21'45" West, a distance of 115.85 feet to a point on the Easterly right of way line of Industrial Road;

THENCE North 39(degrees)05'34" West, along said right of way line, a distance of
559.30 feet to a point;

THENCE North 10(degrees)41'21" East, a distance of 35.48 feet to a point on the Southerly right of way line of Tropicana Avenue;

THENCE North 88(degrees)57'13" East, along said right of way line, parallel with and 80.00 feet Southerly of the center line of Tropicana Avenue, a distance of
350.00 feet to a point on the Westerly right of way line of Interstate 15, Project I-015-1(6)28;

THENCE South 18(degrees)39'03" East, along said right of way line a distance of
444.94 feet to a point;

THENCE South 0(degrees)03'04" East, along said right of way line a distance of
52.14 feet to a point;

THENCE South 89(degrees)21'45" West a distance of 30.33 feet to the POINT OF BEGINNING.

Subject to the following described easement herein which is reserved for the use of Clark County, Nevada for a flood control channel, said easement being more fully described by metes and bounds as follows, to wit:

BEGINNING at a point 185.15 feet left of and, at right angles to Highway Engineer's Station "B" 198+47.45 P.O.T., of Interstate 15, Project I-015-1(6)28; said point being further described as bearing North 0(degrees)06'00" West, along the North-South Quarter Section line a distance of 2028.54 feet from the center quarter section corner of Section 29, Township 21 South, Range 61 East, M.D.B.&.M.;

THENCE South 89(degrees)21'45" West, a distance of 115.85 feet to a point on the Easterly right of way line of Industrial Road;

THENCE North 39(degrees)05'34" West along said right of way line, a distance of
38.30 feet to a point;

THENCE South 78(degrees)31'03" East, a distance of 142.86 feet to the TRUE POINT OF BEGINNING.

Situate in the County of Clark, State of Nevada, being portions of the North One-Half (N 1/2) of Section 29, Township 21 South, Range 61 East M.D.B.&.M., Clark County, Nevada, being more particularly described by metes and bounds as follows, to wit:

PARCELS EX-I-015-CL-037.296 & 037.297
-------------------------------------

BEGINNING at a point 500.62 feet left of and at right angles to Highway Engineer's Station "B" 199+36.86 P.O.T., of Interstate 15; said point being further described as bearing North 8(degrees)26'58" West, a distance of 2169.23 feet from the center quarter section corner of Section 29, Township 21 South, Range 61 East, M.D.B.&.M.;

THENCE South 39(degrees)05'34" East, along the Westerly right of way line of Industrial Road, a distance of 154.10 feet to a point;

THENCE South 89(degrees)21'45" West, a distance of 97.03 feet to a point;

THENCE North 0(degrees)04'15" West, a distance of 120.67 feet to the POINT OF BEGINNING.

Subject to the following described easement herein which is reserved for the use of Clark County, Nevada for a flood control channel, said easement being more fully described by metes and bounds as follows, to wit:

BEGINNING at a point 403.17 feet left of and at right angles to Highway Engineer's Station "B" 198+44.50 P.O.T., of Interstate 15, Project I-015-1(6)28; said point being further described as bearing North 6(degrees)14'28" West, a distance of 2038.17 feet from the center quarter section corner of Section 29, Township 21 South, Range 61 East, M.D.B.&.M.;

THENCE South 89(degrees)21'45" West, a distance of 97.03 feet to a point;

THENCE North 0(degrees)04'15" West, a distance of 30.00 feet to a point;

THENCE North 89(degrees)21'45" East, a distance of 72.91 feet to a point on the Westerly right of way line of Industrial Road;

THENCE South 39(degrees)05'34" East, along said right of way line a distance of --.31 feet to the TRUE POINT OF BEGINNING.

                                   SCHEDULE B

PART I: YOUR OWNERS:

Name                       Ownership Percentage         Type of Equity Interest
----                       --------------------         -----------------------
American Wagering                  100%                         member
Incorporated

PART II: THE FACILITY:

    Primary designation of Facility: Howard Johnson

    Number of approved guest rooms: 150

    Parking facilities (number of spaces, description): 150

    Other amenities, services and facilities:

PART III: DESCRIPTION AND SCHEDULE OF RENOVATIONS TO BE
          COMPLETED AS THE IMPROVEMENT OBLIGATION:


                 [Punch List to be sent under separate cover.]

                                   SCHEDULE C

                                 December 1995

A.  Marketing Contribution

    The Marketing  Contribution is 2% of Gross Room Revenues.

    We may increase or adjust such Marketing Contribution from time to time if either approved by the Board of Directors of the INOC or its successor sanctioned as such by us or approved by a majority vote (which shall be counted on the basis of one Facility, one vote) of INOC members in good standing, present and voting at a general membership meeting or at a special meeting called for that purpose by the Board of Directors upon at least 15 days' notice from us.

B.  Room Sales Charge

    The Room Sales Charge is 2.5% of Gross Room Revenues.

    Notwithstanding the above, we may change the Room Sales Charge on a Chain-wide basis, after 60 days written notice to licensees, to cover costs (including reasonable direct or indirect overhead costs) related to such services and programs or the cost of additional services or programs.

C.  Additional Room Sales Charges

    The GDS Fee described in Section 7 is $4.50 per gross reservation communicated through the Global Distribution System. The travel agent commission described in Section 7 is 10% of the Gross Room Revenues generated by each reservation originated by a travel agent, plus our service fee of .75% of commissionable revenue. The general sales agent commission is 3% of the Gross Room Revenues generated by each reservation originated in an area served by a general sales agent.

                                    GUARANTY

    To induce the franchisor, its successors and assigns ("You" or "Your") to sign the License Agreement (the "Agreement") with the "Licensee" named in the Agreement, to which this Guaranty is attached, the undersigned corporation, as well as its affiliates, successor, assigns, subsidiaries, or related entities, jointly and severally (hereinafter referred to as "We", "Our" or "Us"), irrevocably and unconditionally (i) warrant to You that the Licensee's representations and warranties in the Agreement are true and correct as stated, and (ii) guaranty that the Licensee's obligations under the Agreement, including any amendments, will be punctually paid and performed.

    Upon default by the Licensee and notice from You, We will immediately make each payment and perform or cause Licensee to perform, each unpaid or unperformed obligation of Licensee under the Agreement. Without affecting Our obligations under this Guaranty, You may without notice to Us extend, modify or release any indebtedness or obligation of Licensee, or settle, adjust or compromise any claims against Licensee. We waive notice of amendment of the Agreement. We acknowledge that Section 17 of the Agreement applies to this Guaranty.

    We will be liable to pay under this Guaranty only if at the time We receive from You any written request that the undersigned pay or perform Licensee's obligations under the License Agreement, the tangible net worth of Licensee is less than One Million Dollars ($1,000,000), as determined under generally accepted accounting principles, as of or at a date within 30 days of the time of Your request for payment or performance. We must furnish You with the balance sheet of Licensee certified as accurate by the chief financial and executive officers of Licensee. You may conclusively presume that Licensee's net worth is less than One Million Dollars ($1,000,000) if a balance sheet as described above is not provided to You within 10 days after Our receipt of Your request for payment or performance.

    IN WITNESS WHEREOF, each of Us has signed this Guaranty effective as of the date of the Agreement.

Witnesses:                                      Guarantors:
                                                AMERICAN WAGERING, INC.


/s/ Sandra                                      /s/ Robert Ciunci         (Seal)
-----------------------------------             --------------------------------
                                                By: Executive Vice President